ESCROW AGREEMENT

	This Escrow Agreement, dated as of May 29, 1998 (this "Agreement"), is by and among Reptron Electronics, Inc., a Florida corporation
("Reptron"), HECO Holding Corporation, an Oregon corporation (the
"Company"), OECO, LLC, a Delaware limited liability company ("OECO-LLC"), John F. Lillicrop as Shareholder Representative (the "Shareholder
Representative") and NationsBank, N.A., as Escrow Agent (the "Escrow
Agent").

                             Background

	Reptron and the Company are parties to an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 6, 1998 ("Exhibit A"), pursuant to which Lake Huron Investment Corporation, a Florida corporation and a wholly-owned subsidiary of Reptron ("Lake Huron"), will merge with and into the Company (the "Merger") and the outstanding shares of Company Common Stock will be converted into the right to receive $35.12 per share, less the Escrow Funds and the Closing Expenses contemplated by Section 3.2 of the Merger Agreement. Reptron and the Company desire to appoint the Escrow Agent to act for and on behalf of Reptron and the Company, and to receive, in escrow, the General Escrow Fund, the General Accounts Receivable Escrow Fund, the Ariel Accounts Receivable Escrow Fund and the Inventory Escrow Fund. Each Escrow Fund shall be established by Reptron to secure its Payment Obligations under the Merger Agreement and shall be fully funded and delivered by Reptron to the Escrow Agent at the Closing. Capitalized terms not defined herein are used as defined in the Merger Agreement.

      THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

      Terms

      1. Appointment and Agreement of Escrow Agent. Reptron and the Company hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement and Article VIII of the Merger Agreement ("Article VIII").

      2. Article VIII of Merger Agreement; Conflicts. The escrow arrangement established by the parties hereto in connection with the Merger shall be governed by Article VIII and this Agreement. In the event of any conflict or inconsistency between the terms and provisions of Article VIII and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern.

      3.    Escrow Period.     Each Escrow Fund shall be in existence on
the date of closing. The General Accounts Receivable Escrow Fund, the Ariel Accounts Receivable Escrow Fund and the Inventory Escrow Fund shall terminate at 3:00 p.m., Pacific Time, on December 31, 1998. The General Escrow Fund shall terminate on the earlier of: (a) the date on which there is no amount remaining in the General Escrow Fund or (b) the Escrow
Termination Date, unless at such time there is a Reptron Open Claim.   If
any Reptron Open Claims exist on the Escrow Termination Date, the General Escrow Fund shall immediately terminate upon the final distributions from the General Escrow Fund with respect to the last such Reptron Open Claim.

      4. Protection of Each Escrow Fund. The Escrow Agent shall hold and safeguard each Escrow Fund during the pendency thereof and shall hold and dispose of each Escrow Fund only in accordance with the terms of this Agreement and of Article VIII.

      5.    Obligations of Escrow Agent.

      (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and in Article VIII, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by a duly authorized officer of Reptron and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith.

      (b) The Escrow Agent shall invest and reinvest the deposits in the Escrow Funds, unless joint written notice to the contrary is received from Reptron and the Shareholder Representative, in any combination of the following or any: (a) direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, maturing within three months from the date of purchase, (b) insured interest-bearing accounts or certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and is organized under the laws of the United States or any state thereof (including without limitation, NationsBank, N.A.) and has combined capital and surplus of at least $1 billion, and maturing within three months from the date of purchase, or (c) interests in an investment company or fund registered under the Investment Company Act of 1940 which invests solely in the foregoing.

      (c) The Escrow Agent is hereby expressly authorized to comply with final and non-appealable orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party hereto or any other person to the contrary. In case the Escrow Agent obeys or complies with any such final and non-appealable order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance.

      (d) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

      (e) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

      (f) In performing any duties under this Agreement or Article VIII, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. Notwithstanding any other provision of this Escrow Agreement or any other agreement to the contrary, the Escrow Agent shall not incur any liability for (A) any act or failure to act done or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement or Article VIII, that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and Article VIII and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

      (g) If any controversy arises between parties to this Agreement, or with any other party, concerning the subject matter of this Agreement or
Article VIII, or the terms or conditions of this Agreement or Article VIII, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and amounts in the Escrow Funds and may wait for settlement of any controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent believes may be required or be reasonably appropriate, despite what may be set forth elsewhere in this Agreement or in Article VIII. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and amounts in the Escrow Funds, except all costs, expenses, charges and reasonable attorney fees incurred or likely to be incurred by the Escrow Agent due to the interpleader action. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement and Article VIII.

      (h) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, attorneys' fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement and Article VIII, including but not limited to any litigation arising from this Agreement or Article VIII or involving the subject matter of this Agreement or Article VIII.

      6.    Termination.   This Agreement shall terminate on the earlier
of: (a) fifteen business days after the date on which there is no amount remaining in the General Escrow Fund (but no earlier than fifteen business days after December 31, 1998) or (b) fifteen business days after the Escrow Termination Date, unless at such time there exists a Reptron Open Claim.
If Reptron Open Claims exist on the Escrow Termination Date, this Agreement shall terminate fifteen business days after the termination of the General Escrow Fund. The Escrow Agent may resign upon ninety days written notice.

      7.     Expenses of Escrow Agent.    Reptron and the Shareholder
Representative each agree to pay to the Escrow Agent reasonable compensation for its services under this Agreement and Article VIII and to reimburse the Escrow Agent for reasonable expenses incurred by it in connection with the Agreement and Article VIII, one-half being paid by Reptron and one-half by the Shareholder Representative.

      8. Arbitration and Expenses; Governing Law. Any controversies or claims arising out of or relating to this Agreement or Article VIII (including, without limitation, any costs, expenses or reasonable attorneys' fees arising in connection with such controversies or claims) shall be subject to Section 8.12 of the Merger Agreement. This Agreement shall be governed by, and construed under, the laws of Florida.

      9. Notices. Every notice, consent, demand, approval, and request required or permitted by this Agreement or Article VIII will be valid only if it is in writing, delivered personally or by telecopy, commercial courier, or United States Express Mail, and addressed by the sender to the party who is the intended recipient at its address set forth below its signature or to the address most recently designated to the other party by notice given in accordance with this Section. A validly given notice, consent, demand, approval, or request will be effective on the earlier of its receipt, if delivered personally, by telecopy, or by commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by United States Express Mail.

      10. Headings. The headings containing in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

     11. Integration; Modification. Together with the Merger Agreement, this Agreement contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for in this Escrow Agreement, and supersedes any prior or contemporaneous agreements and understandings between the parties with respect to those matters.

      12. Counterparts. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties.

      13. Assignment of Rights to the Escrow Funds; Assignment of Obligations; Successors. This Agreement may not be transferred or assigned by any party hereto by operation of law or otherwise without the prior written consent of the other parties hereto other than the Escrow Agent (which consent may be granted or withheld in the sole discretion of such other parties) and any attempted transfer or assignment without such consent shall be void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted assigns.

      14. Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Reptron, the Shareholder Representative and (if it affects the duties and responsibilities of the Escrow Agent) the Escrow Agent, or (b) by a waiver in accordance with Section 15 of this Agreement.

      15. Extension; Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto or (b) waive compliance by any other party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert its rights hereunder shall not constitute a waiver of any of such rights.

      16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

      17. No Third Party Beneficiaries. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall created or be deemed to create any third party beneficiary rights in any person or entity.

      18.   Shareholder Representative:  Power of Attorney.

           (a) Upon appointment, the Shareholder Representative shall act as agent and attorney-in-fact for each Shareholder (except such Shareholders, if any, as shall have perfected their dissenters' rights under Oregon Law), for and on behalf of the Shareholders, to give and receive notices and communications, to authorize releases to an Indemnified Party of amounts from the Escrow Funds in connection with claims by an Indemnified Party, to object to such releases, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

            (b) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all of the Shareholders and shall be final, binding and conclusive upon each Shareholder, and the Escrow Agent and Reptron may rely upon any such decision, act, consent or instruction as being the decision, act, consent, or instruction of each and every Shareholder.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement by each of the undersigned, as of the ___ day of May, 1998.

                                     REPTRON ELECTRONICS, INC.

                                     By:  /s/Michael L. Musto
                                          Michael L. Musto
                                          Chief Executive Officer

                                     Address for Notices:

                                     Reptron Electronics, Inc.
                                     14401 McCormick Drive
                                     Tampa, Florida 33626

                                     with a copy to:

                                     William L. Elson, Esq.
                                     Suite 2690
                                     3000 Town Center
                                     Southfield, Michigan  48075

                                     Telecopy No.:  (810) 358-4425
                                     and:

                                     Robert J. Grammig, Esq.
                                     Holland & Knight LLP
                                     Suite 2300
                                     400 North Ashley Street
                                     Tampa, Florida  33602
                                     Telecopy No.:  (813) 229-0134

                                     HECO HOLDING CORPORATION

                                     By: /s/JOHN F. LILLICROP
                                        John F. Lillicrop
                                        President

                                     Address for Notices:

                                     HECO Holding Corporation
                                     4607 S.E. International Way
                                     Milwaukie, Oregon  97222

                                     Telecopy No.:  (503) 652-4045

                                     with a copy to:

                                     Thomas P. Palmer, Esq.
                                     Tonkon Torp LLP
                                     888 S.W. Fifth Avenue, Suite 1600
                                     Portland, Oregon  97204
                                     Telecopy No.:  (503) 802-2018

                                     OECO, LLC

                                     By:  /s/JOHN F. LILLICROP
                                          John F. Lillicrop
                                          Chief Executive Officer

                                     Address for Notices:

                                     OECO, LLC
                                     4607 S.E. International Way
                                     Milwaukie, Oregon  97222

                                     Telecopy No.:  (503) 652-4045

                                     with a copy to:

                                     Thomas P. Palmer, Esq.
                                     Tonkon Torp LLP
                                     888 S.W. Fifth Avenue, Suite 1600
                                     Portland, Oregon  97204
                                     Telecopy No.:  (503) 802-2018

                                     SHAREHOLDER REPRESENTATIVE:

                                     Address for Notices:

                                     Telecopy No.:
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                                     ESCROW AGENT:


                                     By:
                                     Title:

                                     Address for Notices:

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